UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the registrant ☑
Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14A-6(e)(2))

☑	Definitive proxy statement.

☐	Definitive additional materials.

☐	Soliciting material under § 240.14a-12

HAWKINS, INC.
(Name of Registrant as Specified in its Charter)
__________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of filing fee (check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by item 25(b) per Exchange Act Rules 14a-6(i) (1) and 0-11.

HAWKINS, INC.
2381 Rosegate
Roseville, Minnesota 55113
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held July 31, 2024
To our Shareholders:
The Annual Meeting of Shareholders of Hawkins, Inc. will be held on Wednesday, July 31, 2024, at 8:00 a.m., Central Time. The meeting will be completely virtual, incorporating technology designed to increase efficiency and provide greater opportunity for shareholder participation. In addition to on-line attendance, shareholders will have an opportunity to hear all portions of the official meeting, submit written questions during the meeting, vote on-line during the open poll portion of the meeting, and listen to live responses to shareholder questions immediately following the formal meeting.

You may attend the meeting, vote your shares, and submit questions electronically during the meeting via live webcast by logging in using your control number at: www.virtualshareholdermeeting.com/HWKN2024.

Items of Business
1. To elect eight directors.
2. To ratify the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm for the fiscal year ending March 30, 2025.
3. To approve, by a non-binding advisory vote, the compensation of our named executive officers as disclosed in the attached proxy statement, or a “say-on-pay” vote.
4. To transact such other business as may properly come before the meeting or any adjournment thereof.
Voting
The Board of Directors has fixed the close of business on June 5, 2024 as the record date for determining the shareholders entitled to vote at the meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote. Our transfer books will not be closed.

BY ORDER OF THE BOARD OF DIRECTORS

RICHARD G. ERSTAD, Secretary
Dated: June 20, 2024
IMPORTANT: To assure the necessary representation at the meeting, you are urged to VOTE YOUR SHARES PROMPTLY to save the company the expense of additional solicitation. You may revoke your proxy at any time prior to the meeting, and voting in advance will not affect your right to vote by attending the virtual meeting via the website identified above.

PROXY STATEMENT

HAWKINS, INC.
2381 Rosegate
Roseville, Minnesota 55113
June 20, 2024

The following proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Hawkins, Inc. to be voted at its Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, July 31, 2024, commencing at 8:00 a.m., Central Time. The Annual Meeting will be completely virtual, incorporating technology designed to increase efficiency and provide greater opportunities for shareholder participation. In addition to on-line attendance, shareholders will have an opportunity to hear all portions of the official Annual Meeting and vote on-line during the open poll portion of the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JULY 31, 2024

We expect to mail to our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") on or about June 20, 2024. You may not receive a printed copy of our proxy statement, annual report or a proxy card. Instead, the Notice or another voting instruction form from your broker or nominee (a "VIF") will instruct you as to how you may access and review our proxy statement and annual report electronically. The Notice or VIF will also provide instructions on how to vote online or by telephone or request a full set of printed materials and a physical proxy card for voting by mail. This proxy statement and our annual report can be accessed directly at the Internet address https://materials.proxyvote.com/420261 or at www.proxyvote.com using the 16-digit control number located on your proxy card.

You may attend the Annual Meeting, vote your shares and submit questions electronically during the meeting via live webcast by logging in at: www.virtualshareholdermeeting.com/HWKN2024. You will need the 16-digit control number included on your proxy card or on the Notice to join the online Annual Meeting. We recommend that you log in at least fifteen minutes before the Annual Meeting to ensure you are logged in when the meeting starts.

SOLICITATION

The cost of soliciting proxies and of the notices of the meeting, including the preparation, assembly and mailing of proxies and this proxy statement, will be borne by us. In addition to the use of the mail, proxies may be solicited personally or by telephone, mail or electronic mail by our directors, officers and regular employees. Furthermore, arrangements may be made with brokers, banks and similar organizations to send proxies and proxy materials to beneficial owners for voting instructions. We will reimburse such organizations for their reasonable expenses incurred.

ABOUT THE ANNUAL MEETING

Our Board is soliciting your proxy to vote at the meeting because you were a shareholder of Hawkins, Inc. as of June 5, 2024, or the “record date,” and are entitled to vote. This proxy statement summarizes information you need to know to cast a vote at the meeting.

What am I voting on?
You are voting on three items:
•Election of eight directors named in this proxy statement;
•Ratification of the appointment of Grant Thornton, LLP to serve as our independent registered public accounting firm for the fiscal year ending March 30, 2025; and
•Approval, by non-binding advisory vote, of the compensation of our named executive officers.

How do I vote?
If you are a shareholder of record, there are four ways to vote:
•By Telephone: 1-800-690-6903
•By Internet: www.proxyvote.com (1)
•By Mail: Complete and return the physical proxy card, if any, you received
•During the Annual Meeting: www.virtualshareholdermeeting.com/HWKN2024 (1)
(1) You will need the 16-digit control number included on your proxy card, Notice, or other instructions that accompanied your proxy materials to vote on-line or to join the online Annual Meeting

If your shares are held in a brokerage account or by another nominee, your shares are said to be held in “street name” and you are considered the beneficial owner of the shares. Technically, the bank or broker is the shareholder of record with respect to those shares. Your bank or broker will collect the voting instructions from all their respective customers who hold our shares, including you, and then submit those votes to us.

What are the voting recommendations of the Board of Directors?

Matter	Board Recommendation
1. Election of the eight directors named in this proxy statement	FOR EACH NOMINEE
2. Ratification of appointment of Grant Thornton LLP to serve as our independent registered public accounting firm for our fiscal year ending March 30, 2025	FOR
3. Advisory vote to approve executive compensation disclosed in the proxy statement	FOR
If you return a properly executed proxy card without instructions, the persons named as proxy holders will vote your shares in accordance with the recommendations of the Board.

Will any other matters be voted on?
We do not know of any other matters that will be brought before the shareholders for a vote at the Annual Meeting. If any other matters properly come before the Annual Meeting calling for a vote of shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

Who is entitled to vote at the Annual Meeting?
Only shareholders of record at the close of business on the record date of June 5, 2024 are entitled to receive notice of and participate in the Annual Meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares you held on that date.

How many votes do I have?
You will have one vote for each share of our common stock you owned as of the close of business on the record date.

How many votes can be cast by all shareholders?
On the record date there were 20,987,766 outstanding shares of our common stock, each of which is entitled to one vote at the Annual Meeting. There is no cumulative voting for directors.

How many votes must be present to hold the Annual Meeting?
The holders of a majority of the aggregate voting power of our common stock outstanding and entitled to vote on the record date, must be present in person, or by proxy, at the Annual Meeting to constitute a quorum necessary to conduct the meeting.

Abstentions will be counted as present for purposes of determining the existence of a quorum at the meeting. However, shares of a shareholder who abstains or does not otherwise vote online at the Annual Meeting or by proxy will not be counted for purposes of establishing a quorum.

If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on proposals at the Annual Meeting, such “broker non-votes” will be counted for purposes of determining the presence of a quorum at the Annual Meeting, but will not be considered as present in person or by proxy and entitled to vote for purposes of determining the approval or disapproval of any proposal that requires the affirmative vote of the holders of a majority of the number of shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote.

We urge you to vote in advance even if you plan to attend the virtual Annual Meeting so that we will know as soon as possible that a quorum has been achieved.

What vote is required to approve each proposal?
With respect to Proposal One, Election of Directors, directors are elected by a plurality of the votes cast. A plurality means that the nominees with the greatest number of “for” votes are elected as directors, up to the maximum number of directors to be chosen at the Annual Meeting. Accordingly, an abstention or failure to vote on this proposal (including a broker non-vote) will have no effect on the voting for the election of directors.

With respect to Proposal Two, Ratification of Appointment of Independent Registered Public Accounting Firm, the shareholders will have ratified the appointment of our independent registered public accounting firm upon the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote. Accordingly, an abstention will have the same effect as a vote “against” the proposal. Brokers and nominees have discretion to vote on routine matters such as this proposal. As a result, we do not expect that any broker non-votes will be cast with respect to Proposal Two. Notwithstanding that, we urge you to direct the voting of your shares by following the instructions provided to you by your broker or nominee.

With respect to Proposal Three, Advisory Vote to Approve Executive Compensation, we will consider our shareholders to have approved our executive compensation if the number of votes cast “for” this proposal exceeds the number of votes cast “against” this proposal. Accordingly, an abstention or failure to vote on this proposal (including a broker non-vote) will have no effect on the outcome of this proposal.

Can I change my vote or revoke my proxy?
Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions in that proxy unless the proxy is properly revoked prior to the meeting. Any shareholder giving a proxy may revoke it prior to its exercise at the meeting by: (1) delivering a written notice expressly revoking the proxy to our Secretary at our principal executive offices, (2) signing and forwarding to us at our principal executive offices a later dated proxy, or (3) attending the Annual Meeting via the Internet and voting during the Annual Meeting.

PROPOSAL ONE — ELECTION OF DIRECTORS

The Board has fixed at eight the number of directors to be elected at the Annual Meeting. Our Amended and Restated By-Laws (our "By-Laws") provide for a Board of not fewer than three and not more than eleven directors. Our Board currently consists of eight directors.

Our Board has nominated James A. Faulconbridge, Patrick H. Hawkins, Mary J. Schumacher, Jeffrey E. Spethmann, Daniel J. Stauber, Yi "Faith" Tang, James T. Thompson and Jeffrey L. Wright for election to the Board, each to hold office for the ensuing year and until his or her successor is duly elected and qualified.

Executed and delivered proxies, including any submitted electronically, will be voted for the election of all nominees unless you direct otherwise. Should any nominee decline or be unable to accept such nomination or to serve as a director (an event which our management does not expect to occur), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under them.

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR.

Information About Our Directors
Our directors have served as our directors continuously since the years indicated below. The following information, including the principal occupation or employment of each director nominee, has been furnished to us by the respective director nominees.

There are no family relationships among any of our directors, executive officers, or director nominees.

Each director nominee brings unique capabilities to our Board. The Board believes the nominees as a group have the experience and skills in areas such as general business management, corporate governance, manufacturing, finance, strategic planning and risk management that are necessary to effectively oversee our company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment and a commitment to representing the long-term interests of our shareholders. Set forth below for each director nominee are the name, age, principal occupation, and the year of their first election as a director of our Board.

Name of Nominee	Age	Principal Occupation	Director Since
James A. Faulconbridge	56	President, Karges-Faulconbridge, Inc	2006
Patrick H. Hawkins	53	President and Chief Executive Officer, Hawkins, Inc.	2011
Mary J. Schumacher	67	Retired Executive	2012
Jeffrey E. Spethmann	59	CEO, HydrogenPro, Inc.	2021
Daniel J. Stauber	62	Chief Brand Officer, Stauber Performance Ingredients, Inc.	2016
Yi "Faith" Tang	48	Chief Information Officer, Mortenson Construction	2020
James T. Thompson	73	Retired Executive	2009
Jeffrey L. Wright	61	Retired Executive	2009

The following provides certain additional information regarding each director nominee.

James A. Faulconbridge has served as President of Karges-Faulconbridge, Inc., an engineering and technical services firm that services a broad variety of industries, including the ethanol industry, since 2006. His background provides the company with technical expertise and insight into various industries we serve, and in capital planning and carbon footprint techniques.

Patrick H. Hawkins has been with the company since 1992, having served as President since 2010; Business Director - Food and Pharmaceuticals from 2009 to 2010; Business Manager - Food and Co-Extrusion Products from 2007 to 2009; Sales Representative - Food Ingredients from 2002 to 2009; and, various other positions with the company from 1992 to 2002. Mr. Hawkins holds a bachelor's degree in chemistry from the University of Saint Thomas. His vast experience with our company has given him an intimate knowledge of our company and its business and a deep passion for our continued success.

Mary J. Schumacher served as Chief Operating Officer of Twin Cities Habitat for Humanity from 2010 to 2016; Senior Vice President and General Manager at Andersen Corporation from 2008 to 2010 and Senior Vice President, Research, Technology, Quality and Engineering from 2003 to 2008; various positions at Ecolab Inc. from 1992 to 2003; and, various positions at The Pillsbury Company from 1979 to 1992. Ms. Schumacher holds a bachelor’s degree in chemical engineering from the University of Minnesota, and has extensive knowledge of the chemical industry and valuable experience in research and development, quality and business development.

Jeffrey E. Spethmann has served as CEO of HydrogenPro, Inc., a U.S. subsidiary of Norway based HydrogenPro ASA, since January 2024. Prior to joining HydrogenPro, Mr. Spethmann served as Senior Vice President of Industrial Products of Donaldson Company, Inc. from April 2016 through October 2023, and held various positions at Donaldson Company since joining the company in 2013, including Vice President, Exhaust and Emissions and Vice President, Global Industrial Air Filtration. Prior to joining Donaldson, Mr. Spethmann held the positions of General Manager and President of Blow Molded Specialties, Inc., from 1999 to 2012. Mr. Spethmann has a bachelor’s degree in mechanical engineering and an M.B.A. from the University of Minnesota. His experience and knowledge in sales and manufacturing processes at a large corporation adds valuable insight to our Board.

Daniel J. Stauber has served as Chief Brand Officer of Stauber Performance Ingredients, Inc, (“Stauber”), a wholly owned subsidiary of the company, since March 2019. Mr. Stauber served as Vice President - Health and Nutrition and as President of Stauber, from February 2018 through March 2019 and as Chief Brand Officer for Stauber since our acquisition of Stauber in 2015 through January 2018; Chief Executive Officer of Stauber from 1998 until its acquisition in 2015; President from 1994 to 1998 and various other positions with Stauber from 1984 to 1994. His extensive knowledge of the health and nutrition industry is valuable in formulating and executing our business plans and growth strategies for this segment of our business.

Yi "Faith" Tang has served as Chief Information Officer of Mortenson Construction since October 2023, and previously served as Global Chief Information Officer and Chief Digital Officer of MiTek, Inc. (a Berkshire Hathaway company) from September 2021 to September 2023, and held various positions at H.B. Fuller Company from 2010 to September 2021, most recently as Global Chief Information Officer. Prior to that, Ms. Tang held various positions at Baxter, Johnson & Johnson and Eli Lilly. Ms. Tang holds a bachelor’s degree in Computer Software from Shanghai University of China and an M.B.A. from Renmin University of China. Her experience in information technology at a large industrial manufacturing company adds valuable insight to our Board.

James T. Thompson served as Executive Vice President - Commercial of The Mosaic Company from 2004 to 2007, and held various positions at Cargill, Inc. from 1974 to 2004, most recently as President of Cargill Steel from 1996 to 2004. His experience with major manufacturing and commodity companies is valuable to us in our commodity chemicals business.

Jeffrey L. Wright served as Chief Financial Officer of G&K Services, Inc. from 1999 to 2014, Executive Vice President and Director from 2009 to 2014, Senior Vice President from 2004 to 2009, and Treasurer and Secretary from 1999 to 2003; Treasurer at BMC Industries, Inc. from 1998 to 1999 and Controller from 1996 to 1998; various positions at Employee Benefit Plans, Inc. from 1993 to 1996; and was employed by Arthur Andersen & Co. from 1984 to 1993. His extensive public company finance and audit experience provides us with valuable financial and accounting experience as well as public company board experience.

Board Diversity Matrix (as of June 5, 2024)
The following chart summarizes certain self-identified personal characteristics of our directors, in accordance with Nasdaq Listing Rule 5605(f). Each term used in the table has the meaning given to it in the rule and related instructions.

Total Number of Directors	8
	Female	Male
Part I: Gender Identity
Directors	2	6
Part II: Demographic Background
Asian	1
White	1	6

Director Independence
Our Board has determined that, of the director nominees, each of Messrs. Faulconbridge, Spethmann, Thompson and Wright, and Mmes. Schumacher and Tang, are “Independent Directors” as that term is defined under the applicable listing standards of The Nasdaq Stock Market LLC (“Nasdaq”). Accordingly, a majority of our Board is independent.

CORPORATE GOVERNANCE

Meetings of the Board of Directors
Our Board held five meetings during the fiscal year ended March 31, 2024 (“fiscal 2024”). All directors attended at least 75% of the meetings of our Board and the committees on which they served. All directors attended our Annual Meeting of Shareholders virtually in 2023. Our Board encourages, but does not require, director attendance at annual meetings of shareholders.

Leadership Structure of the Board of Directors
Our Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chair of the Board, as the Board believes it is in the best interests of the company to make that determination based on the position and direction of the company and the membership of the Board. The positions of Chief Executive Officer and Chair of the Board are not currently held by the same person. This structure allows us to more fully utilize the skills of Mr. Thompson and ensures a greater active participation of the directors in setting agendas and establishing Board priorities and procedures.

Board Committees
The Board has an Audit Committee, Compensation Committee and Governance and Nominating Committee, each of which is described in more detail below. The current members of each of the committees of the Board are as follows:

Board Member	Audit Committee	Compensation Committee	Governance and Nominating Committee
Patrick H. Hawkins
James A. Faulconbridge (I)	M		C
Mary J. Schumacher (I)	M	C	M
Jeffrey E. Spethmann (I)	M
Daniel J. Stauber
Yi "Faith" Tang (I)		M
James T. Thompson, Chair (I)		M	M
Jeffrey L. Wright (I)	C	M	M

I: Independent Director
C: Chair
M: Member

AUDIT COMMITTEE
Audit Committee Members	Representative Functions of the Audit Committee
James A. Faulconbridge Mary J. Schumacher Jeffrey E. Spethmann Jeffrey L. Wright, Chair Number of meetings during fiscal 2024: 4
•Select and appoint our independent auditors and meet with the independent auditors and financial management to review the scope of the audit and the audit procedures.
•Provide independent, objective oversight with respect to our company’s accounting and financial reporting functions, internal and external audit functions, systems of internal controls regarding financial matters, and compliance.
•Provide oversight with respect to matters of cybersecurity impacting the company.

•Our Board has determined that all members of the Audit Committee are “independent” as that term is used in Section 10A(m) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and “Independent Directors” as that term is defined under the applicable listing standards of Nasdaq. Our Board has determined that Messrs. Faulconbridge, Spethmann and Wright, and Ms. Schumacher, are “audit committee financial experts,” as the term is defined by regulations promulgated by the Securities and Exchange Commission ("SEC").

•The responsibilities of the Audit Committee are set forth in the Audit Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).

COMPENSATION COMMITTEE
Compensation Committee Members	Representative Functions of the Compensation Committee
Mary J. Schumacher, Chair Yi "Faith" Tang James T. Thompson Jeffrey L. Wright Number of meetings during fiscal 2024: 4	•Review compensation policies and benefit plans for our company. •Review and set compensation for our executive officers.

•Our Board has determined that all members of the Compensation Committee are “Independent Directors” as that term is defined under the applicable listing standards of Nasdaq and “non-employee directors” as that term is defined in Rule 16b-3 promulgated under the Exchange Act.

•The Compensation Committee retained independent compensation consultant McLagan Data & Analytics ("McLagan"), which is part of Aon plc ("AON"), to provide the Compensation Committee with independent advice regarding industry practices for fiscal 2024. No member of the Board or any executive officer has any affiliation with McLagan. McLagan provides no other services to the company, and reports to the chair of the Compensation Committee. The Compensation Committee has assessed the independence of McLagan in accordance with SEC and Nasdaq rules and regulations and has concluded that no conflict of interest exists that will prevent them from being independent consultants to the Compensation Committee. McLagan advised the Compensation Committee on the principal aspects of our executive compensation components and best practices in executive compensation and provided market information and analysis regarding the competitiveness of levels and components of total compensation for the company’s named executive officers for fiscal 2024. In determining the competitiveness of such compensation, the Compensation Committee reviewed survey data. The company does not benchmark its compensation. The Compensation Committee reviews and considers the information provided by McLagan to understand current compensation practices, levels and structures and to inform its compensation decisions, but not to establish specific compensation parameters based on such data.

• The Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations to the Compensation Committee regarding compensation of our executive officers other than the Chief Executive Officer. Our Chief Executive Officer participates in some of the Compensation Committee’s deliberations regarding compensation for our other executive officers, although all determinations are made by the Compensation Committee. Our Chief Executive Officer is not present during voting or deliberations relating to his own compensation.

•The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).

GOVERNANCE AND NOMINATING COMMITTEE
Governance and Nominating Committee Members	Representative Functions of the Governance and Nominating Committee
James A. Faulconbridge, Chair Mary J. Schumacher James T. Thompson Jeffrey L. Wright Number of meetings during fiscal 2024: 4
•Identify individuals qualified to become directors and recommend nominees to our Board for election at annual meetings of shareholders and to fill vacancies.
•Monitor developments in director compensation.
•Develop and recommend to our Board corporate governance principles applicable to us.
•Review the Company's environmental, social and governance strategy and policies.
•Oversee public policy matters and compliance with our Code of Conduct.

•Our Board has determined that all members of the Governance and Nominating Committee are “Independent Directors” as that term is defined under the applicable listing standards of Nasdaq.

•The Governance and Nominating Committee evaluated potential candidates for director nomination on the basis indicated below and recommended to the Board that the director nominees included in this proxy statement be submitted to the shareholders for election at the Annual Meeting.

•The responsibilities of the Governance and Nominating Committee are set forth in the Governance and Nominating Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).

Nominating Process
The Governance and Nominating Committee considers candidates for our Board in accordance with our By-Laws, Governance and Nominating Committee Charter and Principles of Corporate Governance, a copy of which is available at our website (www.hawkinsinc.com). Any shareholder seeking to make a director nomination should send the director candidate’s name, credentials and contact information, a signed statement consenting to his or her nomination and agreeing, if elected, to serve as a director, a completed director nominee questionnaire (available from our Secretary upon request) and the other information required by our By-Laws, to our Secretary no later than 90 days prior to the first anniversary of the preceding year’s annual meeting. The proposing shareholder should also include his or her contact information and evidence that the person submitting the nomination is a shareholder of the company.

The Governance and Nominating Committee will evaluate candidates (nominated by shareholders or otherwise) in accordance with the criteria set forth in our By-Laws, Governance and Nominating Committee Charter and Principles of Corporate Governance. Under our Principles of Corporate Governance, we maintain minimum qualifications that the Board, as a group, must meet, including governance, business and professional experience, industry awareness and knowledge and stakeholder awareness. Each director must also have high standards of personal ethics and a commitment to the mission and integrity of the company and be willing and able to devote the necessary time and energy to fulfilling the Board’s responsibility of oversight of the company and its management. In evaluating individual candidates, the Governance and Nominating Committee will consider financial literacy, knowledge of our industry or other background relevant to our needs, status as a stakeholder in our company, “independence” for purposes of compliance with Internal Revenue Service and SEC rules and Nasdaq listing standards, and willingness, ability and availability for service. The Governance and Nominating Committee may engage an outside search firm to assist in identifying and screening new director candidates and coordinating the selection process. The company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Governance and Nominating Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the company’s businesses.

Risk Oversight
The company’s management is responsible for identifying the various risks facing the company, formulating risk management policies and procedures, and managing the company’s risk exposures on a day-to-day basis. The Board is responsible for monitoring the company’s risk management processes by informing itself concerning the company’s material risks and evaluating whether management has reasonable controls in place to address the material risks. The Board is not responsible, however, for identifying or managing the company’s various risks. The Audit Committee is primarily responsible for monitoring management’s responsibility in the area of financial risk oversight, and financial risk management is a factor the Board and its Governance and Nominating Committee consider when determining which directors serve on the Audit Committee. Accordingly, management reported to the Board and its Audit Committee on various risk management matters during fiscal 2024. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board. The Audit Committee and the Board focus on the material risks facing the company, including operational, market, liquidity, legal and regulatory risks, to assess whether management has reasonable controls in place to address these risks. The Board believes this allocation of responsibility provides an effective and efficient approach for addressing risk management.

Clawback Policy
The Board believes that it is in the best interests of our company and its shareholders to maintain a culture that emphasizes integrity and accountability and that reinforces our pay-for-performance compensation philosophy. Accordingly, we adopted a clawback policy in compliance with Rule 10D-1 of the Securities and Exchange Act of 1934, as amended, the SEC regulations promulgated thereunder, and the Nasdaq rules. Under the policy, our company is required to recover from covered executive officers on a reasonably prompt basis the amount of any erroneously awarded incentive-based compensation resulting from an accounting restatement due to the material noncompliance of our company with any financial reporting requirement under the securities laws. The policy applies to incentive-based compensation received by covered executive officers on or after October 2, 2023.

Insider Trading Policy
We have adopted an insider trading policy that governs the purchase, sale, and other dispositions and transactions in our securities by our directors, officers and employees, which is reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as applicable listing standards.

Hedging Prohibitions
Each of our directors, officers, other employees and their designees are prohibited from (i) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities and (ii) otherwise engaging in transactions that hedge or offset, or are designed to hedge of offset, any decrease in the market value of our equity securities. Notwithstanding the foregoing, portfolio diversification transactions and investments in broad-based index funds is generally permitted. The prohibition applies to securities granted to the covered persons as part of compensation for their service to the company plus any other Company securities held by them, whether directly or indirectly.

Other Prohibited Transactions
Our policies also prohibit executive officers and directors from holding company securities in a margin account or otherwise pledging company securities as collateral for a loan.

Communications with Directors
Shareholders can contact the full Board, the independent directors as a group or any of the individual directors by writing to our Secretary at 2381 Rosegate, Roseville, Minnesota 55113. All communications will be compiled by the Secretary and submitted to the addressees on a periodic basis.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE COMMITMENT

We are committed to strong environmental, social and governance ("ESG") principles. We recognize that the way we do business impacts our results. Accordingly, we promote and support business practices that are environmentally sustainable, socially responsible, and aligned with strong corporate governance practices. Our Environmental, Social and Governance Report, available on our website (www.hawkinsinc.com), highlights our commitment to ESG principles.

We work to improve the quality of people's lives--from employees, to customers, to the communities where we operate. Recent initiatives have focused on:
•People - our employees are the heart of our business and our long-term success. Safety is our core value and we work to achieve zero recordable injuries. We continue to assess and adopt new processes to improve the safety of our employees. We seek to retain our employees through competitive compensation and benefits packages and our values-driven culture.
•Environment - Many of our products are crucial in assisting our customers in reducing their impact on the environment. Our water treatment chemistry ensures that millions of Americans have safe drinking water every day and cleans the wastewater before it enters our lakes and streams. Many of our products help our customers meet their own environmental sustainability goals.
•Community Impact - With approximately 950 employees, we believe our greatest asset for driving change is the commitment of our employees to driving positive impact in their communities. We sponsor and support numerous charitable organizations, contribute to rural water apprenticeships, and our employees donate their time. These contributions help to support the work of nonprofit organizations of all sizes, working in areas such as youth activities, disaster response, state rural water associations, and veterans.

At the Board level, our Governance and Nominating Committee oversees sustainability and social responsibility. At the management level, our Executive Vice President and Chief Financial Officer and General Counsel, who report directly to our Chief Executive Officer, have general oversight responsibility with respect to matters of sustainability and social responsibility.

PROPOSAL TWO - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Grant Thornton LLP ("Grant Thornton") as our independent registered public accounting firm for the fiscal year ending March 30, 2025. Grant Thornton has served as our independent registered public accounting firm since fiscal 2020. Although the ratification of the appointment of an independent registered public accounting firm is not required to be submitted to a vote of shareholders, our Board has decided, as a good governance practice, to ask our shareholders to ratify this appointment. If our shareholders do not ratify the appointment of Grant Thornton, the Audit Committee will consider the shareholder vote in the course of selecting an independent registered public accounting firm for the following year.

OUR BOARD RECOMMENDS THAT THIS APPOINTMENT BE RATIFIED.

AUDIT COMMITTEE REPORT

The Audit Committee has (i) reviewed and discussed our audited financial statements for fiscal 2024 with both our management and Grant Thornton; (ii) discussed with Grant Thornton the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; (iii) received from Grant Thornton the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with Grant Thornton its independence; and (iv) considered whether the non-audit services provided by Grant Thornton are compatible with maintaining the independence of Grant Thornton.

Based on the review and discussions described above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for fiscal 2024 for filing with the SEC.
Jeffrey L. Wright (Chair)         James A. Faulconbridge          Mary J. Schumacher Jeffrey E. Spethmann
Audit Committee of the Board of Directors

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following table shows the aggregate fees charged to us by Grant Thornton for services rendered for fiscal 2024 and fiscal 2023. The Audit Committee pre-approved 100% of the services described below.

Description of Fees	Fiscal 2024 Amount	Fiscal 2023 Amount
Audit fees	$553,000	$488,000
Audit-related fees	—	—
Tax fees	—	—
All other fees (1)	229,675	31,950
Total	$782,675	$519,950
(1) - These fees relate to due diligence performed on acquisitions in fiscal 2024 and audits of employee benefit plans.

The Audit Committee’s current practice on pre-approval of services performed by our independent registered public accounting firm is to approve annually all audit services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent registered public accounting firm during the year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditors’ independence. As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. The Audit Committee has delegated to its chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the chair must be reported to the Audit Committee.

Representatives of Grant Thornton are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis
The following discussion and analysis describes our compensation objectives and policies and the compensation awarded to the following executive officers (our “named executive officers”) during fiscal 2024:
•Patrick H. Hawkins, Chief Executive Officer and President;
•Jeffrey P. Oldenkamp, Executive Vice President, Chief Financial Officer and Treasurer;
•Drew M. Grahek, Vice President - Operations;
•Richard G. Erstad, Vice President, General Counsel and Secretary; and,
•Douglas A. Lange, Vice President - Water Treatment.

Overview
Our executive compensation program is designed to attract and retain executives who will lead our company to achieve long-term success and growth in shareholder value. Consistent with that goal, our executive compensation program is based on company, business unit and individual performance to align the interests of our executive officers with those of our shareholders and is used to encourage our executive officers to stay with the company. Our executive compensation program currently includes a mix of elements that rewards current results as well as motivates long-term performance through an appropriate balance of base pay and performance-based variable compensation. Our performance-based variable compensation consists of a short-term component that provides incentives relative to superior current business results as well as personal performance, and a long-term incentive plan that motivates long-term performance and aligns business objectives with the interests of our shareholders. During fiscal 2024, the compensation committee did not make any significant changes to its executive compensation policies or to the structure of our executive compensation program, having taken into account, among other things, the fact that the holders of over 94% of the shares voted at our last annual meeting of shareholders approved, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement for that annual meeting.
Performance Measures

For all named executive officers except for Mr. Lange, the sole performance measure for fiscal 2024 for purposes of both the non-equity and equity-based incentive arrangements was income before income taxes. Because actual performance exceeded the maximum performance level, our named executive officers received payouts of 200% of the targeted payout level under the corporate performance measure of our annual non-equity incentive compensation arrangement. In addition, all of the named executive officers, including Mr. Lange, earned 150% of the targeted number of shares of restricted stock issuable in settlement of the performance-based restricted stock units granted for fiscal 2024, as described below.

For Mr. Lange, our Vice President - Water Treatment, 50% of his incentive arrangement was the same measure of income before income taxes. Because he is in charge of a segment, the performance measure for the remaining 50% of his incentive arrangement was an operational performance measure, of which gross profit is a component. The vice presidents of our other two segments have similar operational performance measures. Gross profit for our Water Treatment segment was $98.5 million for fiscal 2024. The Compensation Committee utilized an operational measure of business unit profitability, which includes gross profit as a component of that profitability measure, as the performance measure for the business unit performance portion of the non-equity incentive compensation arrangement for Mr. Lange. The actual performance against that operating measure was above the maximum performance level for the Water Treatment segment, and as a result Mr. Lange received a payout equal to 200% of target under the business unit performance measure of our annual non-equity incentive compensation arrangement.

2024 Performance Goals for Annual Non-Equity and Equity Awards

Fiscal 2024 Performance-Based Compensation Goals
Performance Measure		Target Performance Level (in thousands)	Actual Performance (in thousands)	Percentage of Targeted Non-Equity Incentive Earned	Percentage of Targeted Restricted Stock Earned
Corporate Objective	Income before income taxes	$74,250	$104,128	200.0%	150.0%
Business Unit Objective	Water Treatment Group Operational Performance Measure	$56,732	$70,799	200.0%	n/a

Determining Executive Compensation for Fiscal 2024
The Compensation Committee does not benchmark the total compensation or any individual element of compensation for our executives. It also does not apply a mechanical formula or target a specific amount relative to comparative data for any individual nor does it target a specific amount or relative weight for any component of compensation. Rather, the Compensation Committee members review and consider broad-based third-party survey data to understand current compensation practices, levels and structures and thereby inform its compensation decisions, but not to establish specific compensation parameters based on such data. In fiscal 2024, the broad-based survey data reviewed by the Compensation Committee was collected by the company's independent compensation consultant McLagan, which also provided the Compensation Committee with independent advice on industry practices. McLagan and AON provided no other services to the company in fiscal 2024. The Compensation Committee did not use the information provided to it by McLagan in a formulaic manner, but instead used the information to inform its judgment regarding the appropriate levels and components of total compensation for the company’s executive officers. The Compensation Committee considered all elements of compensation together and utilized the members’ experience and judgment in determining the total compensation opportunity and mix of compensation elements appropriate for each executive officer in light of our compensation objectives.

The Compensation Committee viewed the information provided by McLagan as one of a number of tools available to the Committee in assessing executive compensation. The Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations to the Compensation Committee regarding compensation of our executive officers other than his own. Our Chief Executive Officer participates in some of the Compensation Committee’s deliberations regarding compensation for our other executive officers, although all determinations are made by the Compensation Committee. Our Chief Executive Officer is not present during voting or deliberations relating to his own compensation.

Elements of Named Executive Officer Compensation
The following table outlines the key components of our compensation program for our named executive officers (excluding health and similar broad-based benefits generally available to all employees).

	Compensation Element	Purpose	Key Characteristics
Fixed Component	Base Salary (Cash)	Provides a steady pay that is generally competitive with the companies with which we compete for talent	Determined by responsibility, level of position, competitive pay assessment and individual performance
Performance-Based Component	Annual Non-Equity Incentive Compensation (Cash)	Rewards the achievement of operational and other performance goals

		Motivates performance by delivering greater rewards for superior company and business unit performance, while delivering reduced or no awards for company or business unit underperformance	Annual cash award, which for fiscal 2024 was subject to achievement of company and business unit performance goals
Performance-Based Restricted Stock Unit Awards (Equity)	Incentivizes retention and aligns compensation to long-term shareholder value and stock price appreciation

		Motivates long-term performance by delivering greater rewards for superior company performance, while delivering reduced or no awards for company underperformance	One-year performance measurement period, and two-year additional vesting period following issuance of restricted stock

The following chart shows the relative percentage of total compensation of the various compensation components at target levels for fiscal 2024

In addition to the above elements, our executive compensation program for the last fiscal year also included contributions to retirement plans and other benefits, which are discussed in greater detail below.

Base Salary
We provide base salaries to our named executive officers to compensate them for fulfilling their primary responsibilities and to provide financial stability. The Compensation Committee annually reviews, and adjusts as appropriate, base salaries for our executive officers. In May 2023, the Compensation Committee approved the following increases to the base salary of our named executive officers, with the increases effective in June 2023: Mr. Hawkins to $637,000, an increase of 4%; Mr. Oldenkamp to $468,000, an increase of 4%; Mr. Erstad to $337,000, an increase of 4%, Mr. Grahek to $368,000, an increase of 4%; and Mr. Lange to $337,000, an increase of 4%. Each increase in base salary was due to labor market dynamics.

Annual Non-Equity Incentive Compensation
Annual non-equity incentive compensation is a key component of our executive compensation strategy. The purpose of annual non-equity incentive compensation is to provide cash compensation that is variable based on the achievement of performance goals established by the Compensation Committee. Our executive officers do not have a contractual right to receive a fixed incentive compensation payment for any fiscal year.

Our non-equity incentive compensation arrangements (described below) provide for no payout to executive officers unless a specified portion of the target is achieved and allows for a significantly increased payout if the target is exceeded. The cash incentive payments are determined and paid following the completion of our annual audit.

For fiscal 2024, the Compensation Committee designated financial performance goals, including a corporate pre-tax income performance measure and, for each named executive officer in charge of a business unit (which in fiscal 2024 included only Mr. Lange, our Vice President - Water Treatment), an operational measure of business unit profitability.

The annual cash incentive payment opportunities for our named executive officers were based on the following percentages of base salary for fiscal 2024:

Position	Threshold Annual Cash Incentive Payment	Target Annual Cash Incentive Payment	Maximum Annual Cash Incentive Payment
Patrick H. Hawkins, Chief Executive Officer	50%	100%	200%
Jeffrey P. Oldenkamp, Chief Financial Officer	37.5%	75%	150%
Drew M. Grahek, Vice President - Operations	20%	40%	80%
Richard G. Erstad, General Counsel	20%	40%	80%
Douglas A. Lange, Vice President - Water Treatment	20%	40%	80%

The Compensation Committee established the payment opportunities for each of the named executive officers based on the relative scope of such named executive officer's responsibilities and resulting ability to impact the company’s performance.

The Compensation Committee determined that 100% of the annual cash incentive payment opportunities for each of our named executive officers (other than Mr. Lange) for fiscal 2024 should be based upon corporate performance against the pre-tax income goal to reflect their significant company-wide responsibilities and resulting ability to impact the overall success of the company.

The Compensation Committee determined that 50% of the annual cash incentive payment opportunity for Mr. Lange for fiscal 2024 should be based upon corporate performance against the pre-tax income goal and 50% should be based upon the profitability of his business unit to reflect his dual roles as leader of his business unit and as a member of the company’s overall executive management team.

No annual cash incentive payments are made unless the threshold level of 80% of the respective target performance level is achieved. Performance between 80% and 100% of the respective target results in a payout on a sliding scale from 50% of the target level cash incentive payment for achieving exactly 80% of the performance target to 100% of the target level cash incentive payment for achieving exactly the respective target performance level (e.g., achieving 90% of the performance target will lead to a payout of 75% of the target level cash incentive payment). Performance between 100% and 120% of the respective target level results in a payout on a sliding scale from 100% of the target level cash incentive payment for exactly meeting the performance target to 200% of the target level cash incentive payment for exceeding the performance target by 20% (e.g., achieving 105% of performance target will lead to a payout of 125% of the target level cash incentive payment). Performance over 120% of the applicable performance target does not result in any additional annual cash incentive payment.

Corporate and Business Unit Financial Measures. The corporate performance portion of the annual cash incentive payment was based on our company-wide results for fiscal 2024 as measured by income before income taxes, as compared to a targeted level of the same financial measure for that period. For our Water Treatment segment (Mr. Lange), the business unit performance portion of the annual cash incentive payment was based on an operational measure of business unit profitability for fiscal 2024 that measures product sales less the cost of materials including freight in, the freight costs to deliver the product to the customer and the selling costs as compared to a targeted level of such operational profitability for that period. In each case, the targeted levels of performance were based on the level of anticipated performance that was derived from the company’s annual operating plan. The corporate and business unit financial goals for fiscal 2024 and the actual performance against those goals are summarized below (amounts in thousands).

Financial Measure	Threshold Performance Level	Target Performance Level	Maximum Performance Level	Actual Performance Achieved
Income before Income Taxes	$59,400	$74,250	$89,100	$104,128
Water Treatment Group Operational Performance Measure	$45,386	$56,732	$68,078	$70,799

The Compensation Committee set these target performance levels to ensure that a substantial portion of each named executive officer’s cash compensation is tied to corporate and business unit performance, as appropriate, and to provide our named executive officers with a performance-based opportunity to achieve market-competitive total compensation. The Compensation Committee determined that income before income taxes was the best measure of overall corporate financial performance and that the operational profitability measure described above was the best measures of business unit financial performance.

Because our income before income taxes was greater than the maximum level of performance for the 2024 fiscal year, our named executive officers received 200% of the targeted payout under the corporate financial measure for fiscal 2024. Because business unit operational profitability performance for the Water Treatment Group was greater than the maximum level of performance, Mr. Lange received 200% of his targeted payout under the business unit financial measure.

Annual Equity Awards

Our equity incentive compensation program is designed to:
•align the interests of the participants with those of our shareholders,
•provide incentives for the retention of our named executive officers,
•establish a minimum level of performance for payouts,
•provide an opportunity for increased payouts for performance in excess of established targets, and
•provide an equity incentive program that is competitive with the programs provided by companies with whom we compete for talent.

For fiscal 2024, as had been the case in prior years, the equity incentive compensation program consisted of grants of performance-based restricted stock units under our 2019 Plan that would vest based on company performance during fiscal 2024 and would be settled in shares of restricted stock that would vest after two more years of service. The Compensation Committee determined, with the assistance of McLagan, to continue granting performance-based restricted stock units to our named executive officers so that a significant portion of each named executive officer’s compensation would be performance-based.

For fiscal 2024, the target number of shares issued to each named executive officer pursuant to his or her performance-based restricted stock unit award was based on a percentage of the executive’s base salary and converted into a target number of shares based on the closing price of a share of our common stock on the date of grant. The resulting awards, approved by the Compensation Committee in May 2023, provided that each named executive officer would receive up to a maximum number of shares of restricted stock based on our performance during fiscal 2024 measured against the same pre-tax income target used in the annual non-equity incentive compensation awards described above.

The actual number of restricted stock units that would be earned and settled on a one-for-one basis in shares of restricted stock was based on a sliding scale for the relevant income above or below the target level, and was subject to minimum threshold and maximum settlement amounts. For fiscal 2024, the target was set at $74.3 million, the same level as our target used for our non-equity incentive plan arrangement described above. Our actual performance was $104.1 million, reflecting our actual income before income taxes. If our actual results were less than 80% of the target in fiscal 2024, then no restricted stock units would be earned and settled in shares of restricted stock. If our actual results were between 80% and 100% of the target in fiscal 2024, then a number of restricted stock units would have been earned and settled in shares of restricted stock based on a sliding scale between 50% and 100% of the target number of shares of restricted stock. If our actual results were between 100% and 120% of the target in fiscal 2024, then a number of restricted stock units would have been earned and settled in shares of restricted stock based on a sliding scale between 100% and 150% of the target number of shares of restricted stock. Because our actual results were greater than the maximum level of performance for the fiscal 2024, the named executive officers each received restricted stock equal to 150% of the target number of shares of restricted stock.

The Compensation Committee established the following performance-based restricted stock unit award amounts for our named executive officers for fiscal 2024:

Position	Target % of Base Salary	Minimum Units	Target Units	Maximum Units	Units Vested and Number of Shares of Restricted Stock Actually Issued
Patrick H. Hawkins, Chief Executive Officer	100%	7,396	14,792	22,188	22,188
Jeffrey P. Oldenkamp, Chief Financial Officer	75%	4,075	8,151	12,266	12,266
Drew M. Grahek, Vice President - Operations	60%	2,563	5,126	7,689	7,689
Richard G. Erstad, General Counsel	65%	2,543	5,087	7,630	7,630
Douglas A. Lange, Vice President - Water Treatment	60%	2,347	4,695	7,042	7,042

In the event of a “fundamental change” (as defined below) involving the company, each performance-based restricted stock unit award will vest immediately at 100% of target level if the Compensation Committee determines that the fundamental change will not result in the continuation of the performance-based restricted stock unit award. Any outstanding shares of restricted stock issued in settlement of vested performance-based restricted stock unit awards will also immediately vest under the same circumstances. If a performance-based restricted stock unit award is continued after a fundamental change, but, in connection with the fundamental change, a named executive officer is terminated without cause or resigns for good reason during the applicable performance period or prior to the final vesting of the restricted stock, then the performance-based restricted stock unit award or any restricted stock issued in settlement of vested performance-based restricted stock unit awards will vest in the same manner. We believe that these vesting terms in connection with a fundamental change strike an appropriate balance between company and shareholder concerns about executive retention in the event of a fundamental change and an executive’s legitimate concerns regarding termination or diminution of duties as a result of a fundamental change or a change in control. In our 2019 Plan, “fundamental change” generally includes any one of the following, unless otherwise provided in an award agreement:
•the consummation of a corporate transaction, subject to certain exceptions;
•any person or group becomes the beneficial owner of more than 50% of the combined voting power of the company, subject to certain exceptions; or
•continuing directors cease to constitute a majority of the members of our Board.

“Corporate transaction” means any dissolution or liquidation of the company, sale of substantially all of its assets, merger or consolidation involving the company, or statutory share exchange involving company stock. Similarly, “continuing director” means an individual who is, as of the effective date of the 2019 Plan, a director of the company, or who becomes a director after such effective date and whose initial election, or nomination for election by the company’s shareholders, was approved by at least a majority of the then continuing directors, but excluding anyone whose initial assumption of office occurs as a result of an actual or threatened election contest solicitation of proxies or consents by a person other than our Board.

Severance Arrangements
Our Compensation Committee has adopted an Executive Severance Plan covering our Chief Executive Officer and certain other key employees, including all of our named executive officers. We believe that the benefits provided by the Executive Severance Plan help attract executive talent and create an environment that provides for adequate business transition, stability and knowledge transfer during times of uncertainty or change. The terms of our Executive Severance Plan are described in greater detail under the heading "Potential Payments Upon Termination or Change in Control."

We have not entered into any employment agreements with any of our named executive officers.

Contribution to Retirement Plans
All of our named executive officers participate in the 401(k) matching component of the Hawkins, Inc. Profit Sharing Plan ("Profit Sharing Plan"), which is available to the majority of our non-bargaining unit employees. Our eligible named executive officers who were hired on or before April 1, 2012 and are classified as “highly compensated employees” as determined by the Internal Revenue Service (“IRS”) also participate in our nonqualified deferred compensation plan. Messrs. Hawkins and Erstad are the only named executive officers eligible to participate in the nonqualified deferred compensation plan. Named executive officers hired after April 1, 2012 are not eligible to participate in the nonqualified deferred compensation plan but instead may be eligible to participate in the profit sharing component under the Profit Sharing Plan and the Hawkins, Inc. Employee Stock Ownership Plan ("ESOP"). Messrs. Oldenkamp, Grahek and Lange are the only named executive officers eligible to participate in the profit sharing component under the Profit Sharing Plan and the ESOP. The profit sharing component under the Profit Sharing Plan and the ESOP are tax-qualified retirement plans under Section 401(a) of the Internal Revenue Code.

Under the qualified retirement plans, our named executive officers who are eligible participate on the same terms as all other eligible employees, with the annual compensation that was used to determine plan benefits capped at the federal tax law compensation limit.

Under our Profit Sharing Plan, we contributed a percentage of each eligible participant’s compensation to an account maintained for the participant under the plan. For fiscal 2024, we made profit sharing contributions to the Profit Sharing Plan for each of Messrs. Oldenkamp, Grahek and Lange equal to 2.5% of their compensation in the plan year, subject to the IRS cap on plan contributions, resulting in a contribution of $8,250 to each of them. Under the 401(k) matching component of the Profit Sharing Plan, employee contributions are matched by the company up to a maximum of five percent of the participant’s eligible earnings, subject to IRS limitations. Participant accounts are credited with the appropriate gains or losses resulting from employee-directed investments made by the plan. During fiscal 2024, we made 401(k) matching contributions of $16,500 on behalf of each of Messrs. Hawkins, Oldenkamp, Grahek and Lange, and $14,850 on behalf of Mr. Erstad.

Under our ESOP, we may contribute a percentage of each eligible participant’s compensation to the plan, subject to the IRS cap on plan contributions, which is then credited to individual accounts maintained for participants under the plan. For fiscal 2024, we made contributions to this plan for each of Mesrs. Oldenkamp, Grahek and Lange equal to 2.5% of their eligible compensation in the plan year, resulting in a contribution of $8,250 to each of them. Participant accounts are credited with the appropriate gains or losses resulting from the investments made by the plan.

The nonqualified deferred compensation plan is structured to comply with Section 409A of the Code. Under the plan, there is no participant deferral of income. All contributions to the plan are made by the company, and are fully vested immediately. Distributions under the plan begin six months after termination of employment, and are made in one lump sum, or in installment payments over three or five years, as chosen by the participant prior to their entry into the plan. Participant accounts are credited with the appropriate gains or losses resulting from the participant-directed investments made under the plan. Participants may change their investment selections on a daily basis. Under the plan, for fiscal 2024 we made contributions to this plan equal to 10% of each participant’s eligible compensation in the plan year, subject to the cap as specified by the plan, resulting in a contribution of $33,000 on behalf of Mr. Hawkins and Mr. Erstad.

Other Benefits

The Compensation Committee believes that we must offer a competitive benefits program to attract and retain our executive officers. During fiscal 2024, we provided medical and other health and welfare benefits to our named executive officers that are generally available to our other employees.

The only perquisite we offer to our named executive officers is the personal use of a company car.

Other Agreements and Policies

Tax Considerations
Section 162(m) of the Internal Revenue Code (the "Code") disallows a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” which includes any person who served as chief executive officer or chief financial officer at any time, as well as any person who was ever identified as a covered employee in 2017 or any subsequent year. To the extent the total compensation of any covered employee exceeds $1 million in a taxable year, the amount in excess of $1 million is not deductible for taxes. While the Compensation Committee is mindful of the benefit to us of the deductibility of compensation, the Compensation Committee continues to believe that shareholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses to the company. The Compensation Committee’s ability to continue to provide a competitive compensation package to attract, motivate and retain the company’s most senior executives is considered critical to the company’s success and to advancing the interests of its shareholders.

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Code Section 4999 imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Code Section 280G based on the executive’s prior compensation. We do not provide tax gross-ups on income that is deemed made in connection with a change in control.

Section 409A of the Code also affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the timing for including deferred compensation in an employee’s income, as well as certain penalties and interest. Our nonqualified deferred compensation arrangements are designed to meet the requirements of Section 409A.

Risks Arising from Compensation Policies and Practices
Our management annually conducts an evaluation of the risks arising from our company-wide compensation policies and practices with respect to employees. Management prepared an analysis of our compensation policies and practices and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company. In connection with its risk oversight role, our Compensation Committee reviewed and agreed with management’s analysis and conclusions.

Compensation Committee Report
The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on
Form 10-K.
Mary J. Schumacher (Chair)      Yi "Faith" Tang          James T. Thompson      Jeffrey L. Wright
Compensation Committee of the Board of Directors

Summary Compensation Table
The following table sets forth compensation information for our last three completed fiscal years of our named executive officers identified for fiscal 2024.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(a)	Non-Equity Incentive Plan Compensation ($)(b)	All Other Compensation ($)(c)	Total ($)
Patrick H. Hawkins	2024	637,000	636,944	1,274,000	68,069	2,616,013
Chief Executive Officer and President	2023	615,000	614,952	930,495	62,962	2,223,409
	2022	515,000	514,950	1,030,000	59,515	2,119,465
Jeffrey P. Oldenkamp	2024	468,000	350,982	702,000	47,678	1,568,660
Executive Vice President, Chief Financial Officer and Treasurer	2023	452,000	338,967	512,907	49,009	1,352,883
	2022	412,000	308,989	618,000	40,055	1,379,044
Drew M. Grahek	2024	368,000	220,726	294,400	48,491	931,617
Vice President – Operations	2023	355,000	212,927	214,846	45,023	827,796
	2022	325,000	194,947	260,000	40,810	820,757
Richard G. Erstad	2024	337,000	219,046	269,600	62,561	888,207
Vice President, General Counsel and Secretary	2023	325,000	211,241	196,690	59,950	792,881
	2022	298,200	193,804	238,560	58,459	789,023
Douglas A. Lange (d)	2024	337,000	202,167	269,600	43,666	852,433
Vice President – Water Treatment
(a)     Amounts represent the aggregate grant date fair value of awards made each fiscal year, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. See Note 9, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for fiscal 2024 for a description of our accounting for these awards and the assumptions used in valuing the awards. The value is computed based on the estimated probable outcome of the applicable performance conditions as of the grant date. The following table shows the grant date fair values of the performance-based restricted unit awards granted in fiscal 2024 as reported, and what such values would have been assuming the highest level of performance conditions would be achieved:

Name	Amount Reported	Maximum Amount
Patrick H. Hawkins	$636,944	$955,415
Jeffrey P. Oldenkamp	$350,982	$526,430
Drew M. Grahek	$220,726	$331,088
Richard G. Erstad	$219,046	$328,526
Douglas A. Lange	$202,167	$303,207
(b)    See the description of target levels of corporate performance and business unit performance, as described under “Annual Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis above. The amounts reported for fiscal 2024 were paid in fiscal 2025 promptly after approval by the Compensation Committee.

(c)    Amounts of All Other Compensation reported for fiscal 2024 include:
•Contributions by the company on behalf of each of each of our named executive officers to our nonqualified deferred compensation plan, profit sharing plan, ESOP and employer 401(k) matching component of our Profit Sharing Plan, if applicable, as set forth below.

Name	Nonqualified Deferred Compensation Plan	Profit Sharing Plan	ESOP	Employer 401(k) Matching Component of Profit Sharing Plan
Patrick H. Hawkins	$33,000	$—	$—	$16,500
Jeffrey P. Oldenkamp	$—	$8,250	$8,250	$16,500
Drew M. Grahek	$—	$8,250	$8,250	$16,500
Richard G. Erstad	$33,000	$—	$—	$14,850
Douglas A. Lange	$—	$8,250	$8,250	$16,500
The remaining amount included for each individual, if any, consists of the personal value of a company-provided car (based on the incremental cost to the company, calculated as the personal use portion of the amortized cost of acquiring and operating the car). For income tax purposes, the amount included in the executive officer’s income is based on IRS regulations. The company does not provide the named executive officers with any tax reimbursement or gross-up of this amount.
(d)    Mr. Lange was not a named executive officer for fiscal 2023 or fiscal 2022.

Grants of Plan-Based Awards
The following table sets forth information concerning grants of plan-based awards to our named executive officers during fiscal 2024.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			Grant Date Fair Value of Stock Awards ($)(c)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Patrick H. Hawkins	5/17/2023	318,500	637,000	1,274,000
	5/17/2023				7,396	14,792	22,188	636,944
Jeffrey P. Oldenkamp	5/17/2023	175,500	351,000	702,000
	5/17/2023				4,075	8,151	12,266	350,982
Drew M. Grahek	5/17/2023	73,600	147,200	294,400
	5/17/2023				2,563	5,126	7,689	220,726
Richard G. Erstad	5/17/2023	67,400	134,800	269,600
	5/17/2023				2,543	5,087	7,630	219,046
Douglas A. Lange	5/17/2023	67,400	134,800	269,600
	5/17/2023				2,347	4,695	7,042	202,167

(a)Awards represent potential payments under our annual non-equity incentive compensation arrangement for fiscal 2024. Potential payments are based on specified levels of performance against corporate and business unit objectives, as applicable, as described under “Annual Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis. The actual amounts earned for fiscal 2024 are the sole components of “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above. Except in the case of death or retirement, executives must be employed on the last day of the fiscal year to be eligible for a payment. The threshold, target and maximum payments are based on the plan’s requirements, which were 50%, 100% and 200% of base salary, respectively, for Mr. Hawkins; 37.5%, 75% and 150% of base salary, respectively, for Mr. Oldenkamp; and 20%, 40% and 80% of base salary, respectively, for the Messrs. Grahek, Erstand and Lange.
(b)Awards represent potential issuances of shares of restricted stock in settlement of performance-based restricted stock unit awards granted for fiscal 2024 under our 2019 Plan. The number of shares of restricted stock to be issued was based on the degree to which we achieved specified levels of income before taxes during fiscal 2024. See “Annual Equity Awards” in the Compensation Discussion and Analysis for the performance goals applicable to the performance-based restricted stock units granted for performance in fiscal 2024. Additional terms of the outstanding performance-based restricted stock units are described in Note (a) to the Outstanding Equity Awards at 2024 Fiscal Year-End table. The number of shares of restricted stock actually issued to each individual for fiscal 2024 performance was 150% of target, and is as follows: Mr. Hawkins, 22,188 shares; Mr. Oldenkamp, 12,266 shares; Mr. Grahek, 7,689 shares; Mr. Erstad, 7,630 shares; and Mr. Lange, 7,042 shares. Performance-based restricted stock units are not entitled to dividends until restricted stock has been issued. Each award of performance-based restricted stock units was granted under our 2019 Plan.
(c)Grant date fair value for performance-based restricted stock units was determined in accordance with FASB ASC Topic 718. For the performance-based restricted stock units, the actual number of shares of restricted stock that could be earned ranged from 0% to 150% of the target amount. For the performance-based restricted stock units, the amount reported is based on the assumed probable outcome of the performance conditions assessed as of the grant date of the performance-based restricted stock units.

Description of Plan-Based Awards:
Each of the “Equity Incentive Plan Awards” shown in the table entitled “Grants of Plan-Based Awards” was granted under our 2019 Plan. The material terms of the fiscal 2024 equity and non-equity incentive awards are described under “Executive Compensation—Compensation Discussion and Analysis.”

Outstanding Equity Awards at 2024 Fiscal Year-End
The following table sets forth certain information concerning outstanding equity awards held by our named executive officers as of March 31, 2024 which have been issued under our 2019 Plan.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock that Have Not Vested ($)(b)
Patrick H. Hawkins	65,889	5,060,275
Jeffrey. P. Oldenkamp	37,503	2,880,230
Drew M. Grahek	23,608	1,813,094
Richard G. Erstad	23,442	1,800,346
Douglas A. Lange	20,047	1,539,610
(a)The number of shares shown consists of performance-based restricted stock units and shares of restricted stock actually issued in settlement of the performance-based restricted stock unit awards granted for fiscal years 2022, 2023 and 2024. The restricted stock issued in settlement of the performance-based restricted stock unit awards vests 100% on approximately the first day of the second fiscal year following the end of the fiscal year to which the awards pertain. The shares of restricted stock issued for fiscal 2022 vested on April 1, 2024. The shares of restricted stock issued for fiscal 2023 will vest on March 31, 2025. The shares of restricted stock issued for fiscal 2024 will vest on March 31, 2026. The number of shares of restricted stock vesting on each of those dates for each of the named executive officers is as follows:

	Number of Shares Vested or Vesting on:
Name	April 1, 2024	March 31, 2025	March 31, 2026
Patrick H. Hawkins	24,336	19,365	22,188
Jeffrey. P. Oldenkamp	14,603	10,674	12,266
Drew M. Grahek	9,214	6,705	7,689
Richard G. Erstad	9,160	6,652	7,630
Douglas A. Lange	6,864	6,141	7,042
The unvested restricted stock generally will be forfeited in their entirety if the named executive officer departs the company before the end of the applicable vesting period, except that the vesting of the units and restricted stock may be accelerated upon the occurrence of certain events described below under “Potential Payments Upon Termination or Change in Control."
(b) Based on closing price of our common stock of $76.80 per share as reported by Nasdaq on March 28, 2024, the last business day of fiscal 2024.

Stock Vested
The following table provides information concerning the aggregate number of shares of restricted stock that vested for each of our named executive officers during fiscal 2024, and the aggregate dollar values realized by each of our named executive officers upon such vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (a)	Value Realized on Vesting ($) (b)
Patrick H. Hawkins	40,137	1,771,246
Jeffery P. Oldenkamp	18,810	830,085
Drew M. Grahek	8,346	368,309
Richard G. Erstad	15,102	666,451
Douglas A. Lange	7,545	332,961
(a) The shares vesting in fiscal 2024 were related to fiscal 2021 performance-based stock awards, which shares vested on April 3, 2023.
(b) Amounts in this column are based on the fair market value of a share of our common stock on the date of vesting of $44.13 per share.

Nonqualified Deferred Compensation
The nonqualified deferred compensation plan is structured to comply with Section 409A of the Code. Participants may not defer income under the plan. All contributions to the plan are made by the company and are fully vested immediately. Distributions under the plan begin six months after termination of employment, and are made in one lump sum, or in installment payments over three or five years, as chosen by the participant prior to their entry into the plan. Participant accounts are credited with the appropriate gains or losses resulting from the participant-directed investments made under the plan. Participants may change their investment selections on a daily basis. For fiscal 2024, we made contributions to the nonqualified deferred compensation plan equal to 10% of each participant’s eligible compensation in the plan year, resulting in a contribution of $33,000 on behalf of each eligible named executive officer.

The following table provides information concerning nonqualified deferred compensation for each of our eligible named executive officers for fiscal 2024. Contributions to this plan were made after the end of fiscal 2024, and thus the aggregate balance at fiscal 2024 year end shown below does not include fiscal 2024 contributions yet to be made. No withdrawals or distributions from the nonqualified deferred compensation plan were made in fiscal 2024 by any named executive officer.

Name	Registrant Contributions for Fiscal 2024 (a)	Aggregate Earnings in Fiscal 2024 (b)	Aggregate Balance at Fiscal 2024 Year End (c)
Patrick H. Hawkins	$33,000	$80,630	$332,090
Richard G. Erstad	$33,000	$28,634	$249,885
(a) Amounts included as nonqualified deferred compensation contributions are included in “all other compensation” in the Summary Compensation Table above.
(b) Amounts deferred are credited with earnings from measuring investments selected by the participant from a collection of unaffiliated mutual funds identified by the company that generally mirror the investment options of our 401(k) plan. The nonqualified deferred compensation plan does not credit above market earnings or preferential earnings to amounts deferred, thus none of the amounts in this column are included in "all other compensation" in the Summary Compensation Table above. The returns on the investment alternatives available to participants during fiscal 2024 ranged from 3.3% to 45.6%, with a median return of 19.0% for fiscal 2024. Participants may change their investment selections on a daily basis.
(c) Includes aggregate contributions made for Mr. Hawkins and Mr. Erstad of $197,000 prior to the end of fiscal 2024, as reported in the Summary Compensation Table in the applicable prior years.

Potential Payments Upon Termination or Change in Control
Our Compensation Committee has adopted an Executive Severance Plan for the benefit of our Chief Executive Officer and certain other key employees, including all of our named executive officers. Executives covered by the plan are eligible to receive specified payments and benefits if their employment is terminated (1) by us without “cause” at any time or (2) by them for “good reason” within a period beginning 30 days before and continuing until two years after a “change in control” as described below. In addition, award agreements for our equity incentive awards provide for accelerated vesting and exercisability of such awards in connection with an individual’s termination of employment due to death or disability, or under certain circumstances in connection with a “fundamental change” (as defined in the “Compensation Discussion and Analysis” above) involving the company, as described below.

Potential Payments under Executive Severance Plan
Under the terms of the Executive Severance Plan, the Compensation Committee is responsible for assigning each eligible executive, including our named executive officers, to one of four tiers, which determines the duration of salary continuation for which an executive may be eligible. Mr. Hawkins has been assigned to Tier 1, Mr. Oldenkamp, Mr. Grahek and Mr. Lange have been assigned to Tier 3 and Mr. Erstad has been assigned to Tier 4. Tiers 1 and 2 provide for a salary continuation period of 18 months in the case of a termination without cause not due to change in control and 24 months in the case of a "termination due to change in control" (as defined below). Tiers 3 and 4 provide for a salary continuation period of 12 months in the case of termination without cause not due to change in control and 18 months in the case of termination due to change in control.

The payments and benefits that each executive would be eligible to receive under the Executive Severance Plan as a result of a termination of employment without cause not due to a change in control include (1) base salary for the salary continuation period associated with the executive’s tier, (2) reimbursement for the employer portion of the premium payments for COBRA continuation coverage for medical and dental benefits for the salary continuation period (up to a maximum of 18 months), and (3) the reasonable costs of outplacement services for a maximum of one year.

The additional payments and benefits that each executive would be eligible to receive under the Executive Severance Plan as a result of a qualifying termination of employment in connection with a “change in control” (as defined below) include (1) six additional months of base salary continuation, (2) an amount equal to 1/12th of the executive's target annual bonus multiplied by the number of months of salary continuation, and (3) an amount equal to the additional benefit, if any, that would have been received under the Profit Sharing Plan, depending on participant eligibility, if the executive had remained employed and eligible for the plan for the entire salary continuation period, plus the 401(k) employer matching contributions that would have been received for the salary continuation period if the executive had made 401(k) contributions at least at the rate that would have entitled the executive to the maximum employer matching contributions permitted under the Profit Sharing Plan.

As a condition of receiving benefits, an executive must enter into an agreement with the company that contains covenants against disparagement, disclosure and solicitation of business or employees, and a release of claims.

Under the Executive Severance Plan, “cause” means:
•the executive’s willful and material failure or refusal during his or her employment to carry out any reasonable directive of the Board;
•any willful and material failure by the executive during his or her employment to comply with any material policy, rule or code of conduct generally applicable to our employees or to our management employees, which failure is materially and demonstratively injurious to our financial condition or business reputation;
•the executive’s embezzlement or misappropriation of our funds or any other willful act or omission by the executive which is materially injurious to our financial condition or business reputation; or
•the executive’s conviction or confession of an act or acts constituting a felony under the laws of the United States or any state thereof related to our business or which is materially injurious to our financial condition or business reputation.

Under the Executive Severance Plan, “change in control” means:
•a dissolution, liquidation, sale of substantially all of our assets or a merger or consolidation of us or a statutory share exchange involving our stock unless, immediately following the transaction, all or substantially all of our beneficial owners immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving or acquiring entity (or its parent) resulting from the transaction in substantially the same proportions as their ownership of us immediately prior to the transaction;
•any person or group, other than (1) one or more of our subsidiaries, or (2) an employee benefit plan (or related trust) sponsored or maintained by us, becomes a beneficial owner of our equity securities representing more than 50% of the combined voting power of our then outstanding voting securities, except that (A) any acquisition of our equity securities directly from us for the purpose of providing financing to us, any formation of a group consisting solely of our beneficial owners as of August 2, 2011, or any repurchase or other acquisition by us of our equity securities that causes any person to become the beneficial owner of more than 50% of our combined voting power, will not be considered a “change in control” unless and until, the person acquires beneficial ownership of additional voting securities of ours after the person initially became the beneficial owner of more than 50% of the combined voting power of our voting securities by one of the means described in this clause (A); and (B) a change in control will occur if a person or group becomes the beneficial owner of more than 50% of our voting securities as the result of a transaction only if the transaction is itself a “change in control” pursuant to the preceding bullet point; or

•individuals who were “continuing directors” cease for any reason to constitute a majority of the members of our Board. “Continuing director” means an individual who was a director as of August 2, 2011 or was nominated or elected by at least a majority of the then continuing directors (other than a person whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents on behalf of anyone other than the Board).

Under the Executive Severance Plan, a “termination due to change in control” means a termination for good reason or a termination without cause that happens during the 30-day period preceding or the two-year period beginning on the date of a change in control. A “termination for good reason” means a termination of employment by the executive provided the executive has given us written notice of the existence of a condition constituting a “good reason” within 90 days of its first occurrence and we have failed to remedy the condition within 30 days thereafter and the termination occurs not later than the expiration of the two-year period following the initial existence of the condition constituting “good reason.” “Good reason” means any of the following conditions arising without the consent of the executive:
•a material decrease in the executive’s base compensation;
•a material diminution in the executive’s authority, duties, or responsibilities;
•relocation of the executive’s principal office more than 50 miles from its current location; or
•any other action or inaction that constitutes a material breach by us of any terms or conditions of any agreement between us and the executive, which breach has not been caused by the executive.

Potential Accelerated Vesting of Equity Awards
Termination Following a Fundamental Change. All performance-based restricted stock units or shares of restricted stock held by named executive officers are subject to accelerated vesting following a “fundamental change” involving the company if (i) the awards will not be continued, assumed or replaced in connection with the fundamental change, or (ii) the awards are continued, assumed or replaced, and the named executive officer's employment is involuntarily terminated without cause or the executive resigns for good reason during the applicable performance period or prior to the final vesting of the restricted stock. Under either of these circumstances, a performance-based restricted stock unit award will vest immediately at 100% of its target payout, and any shares of restricted stock issuable in settlement of such units or already outstanding as the result of earlier settlement of performance-based restricted stock unit awards will also immediately vest. For these purposes, “cause” for termination generally involves the commission of a felony or conviction for a criminal misdemeanor, gross misconduct or fraud that is likely to cause material harm to the company, a material violation of company policies or its code of conduct, or a willful or material breach of any agreement with the company.

In addition, in connection with a fundamental change involving the company, the Compensation Committee may generally, in its discretion, (1) accelerate the vesting of outstanding unvested stock options, (2) make appropriate provision to protect any stock option in a manner that equitably preserves the compensation element of the stock option at the time of the fundamental change, or (3) cancel the stock option in exchange for a lump sum payment of cash equal to the amount, if any, by which the then current “fair market value” of the shares subject to the option exceeds the aggregate exercise price of the shares covered by the stock option. “Fair market value” per share means the cash plus the fair market value, as determined in good faith by the Compensation Committee, of the non-cash consideration to be received per share by the shareholders of the company upon the occurrence of the fundamental change; the calculation of any consideration to be received by shareholders following the fundamental change will be based on present value.

Termination of Employment Due to Death or Disability. All performance-based restricted stock units or shares of restricted stock held by named executive officers are subject to accelerated vesting upon termination of the named executive officer's employment due to death or disability. In the event that the named executive officer’s employment with the company ceases due to death or disability during a performance period, then any performance-based restricted stock unit award will vest immediately at 100% of its target payout. Any shares of restricted stock issuable in settlement of such units or already outstanding as the result of earlier settlements of performance-based restricted stock unit awards will also immediately vest.

The following table presents the amounts that would have been received by each named executive officer under the Executive Severance Plan if a termination of the named executive officer’s employment had taken place on the last business day of our most recently completed fiscal year under the following circumstances: termination without cause not in connection with a change in control; termination due to death or disability; or termination without cause or for good reason in connection with a change in control.

Compensation Element	Termination Without Cause not in connection with a Change in Control ($)	Death or Disability ($)	Termination Without Cause or for Good Reason in connection with a Change in Control ($)
Salary Continuation Amount (a)
Patrick H. Hawkins	955,500	—	1,274,000
Jeffrey P. Oldenkamp	468,000	—	702,000
Drew M. Grahek	368,000	—	552,000
Richard G. Erstad	337,000	—	505,500
Douglas A. Lange	337,000	—	505,500

Medical and Dental Coverage (b)
Patrick H. Hawkins	20,039	—	20,039
Jeffrey P. Oldenkamp	11,361	—	17,041
Drew M. Grahek	13,362	—	20,043
Richard G. Erstad	13,244	—	19,865
Douglas A. Lange	19,505	—	29,257

Outplacement Costs (c)
Patrick H. Hawkins	20,000	—	20,000
Jeffrey P. Oldenkamp	20,000	—	20,000
Drew M. Grahek	20,000	—	20,000
Richard G. Erstad	20,000	—	20,000
Douglas A. Lange	20,000	—	20,000

Target Bonus Amount (d)
Patrick H. Hawkins	—	—	1,274,000
Jeffrey P. Oldenkamp	—	—	526,500
Drew M. Grahek	—	—	220,800
Richard G. Erstad	—	—	202,200
Douglas A. Lange	—	—	202,200

Profit Sharing / 401(k) Contribution (e)
Patrick H. Hawkins	—	—	33,000
Jeffrey P. Oldenkamp	—	—	49,500
Drew M. Grahek	—	—	49,500
Richard G. Erstad	—	—	24,750
Douglas A. Lange	—	—	49,500

Acceleration of Equity Awards (f)
Patrick H. Hawkins	—	4,492,262	4,492,262
Jeffrey P. Oldenkamp	—	2,567,270	2,567,270
Drew M. Grahek	—	1,616,256	1,616,256
Richard G. Erstad	—	1,605,043	1,605,043
Douglas A. Lange	—	1,359,360	1,359,360

Total
Patrick H. Hawkins	995,539	4,492,262	7,113,301
Jeffrey P. Oldenkamp	499,361	2,567,270	3,882,311
Drew M. Grahek	401,362	1,616,256	2,478,599
Richard G. Erstad	370,244	1,605,043	2,377,358
Douglas A. Lange	376,505	1,359,360	2,165,817

(a)Amounts determined by multiplying the named executive officer’s base salary times the number of months in the applicable salary continuation period.
(b)Amounts determined by multiplying the difference between the full cost of the insurance to the company and the amounts to be paid by the named executive officer times the number of months in the applicable salary continuation period or 18 months, whichever is less.
(c)Constitutes the estimated cost to the company of 12 months of outplacement services.
(d)Amounts determined by multiplying one-twelfth of the named executive officer’s target annual bonus times the number of months in the applicable salary continuation period.
(e)Amounts equal the contributions that the eligible named executive officer would have received under the Profit Sharing plan or nonqualified deferred compensation plan, depending upon participant eligibility, if the named executive officer had remained employed by the company for the entire applicable salary continuation period and had been entitled to employer contributions under the applicable plan for that period, plus the 401(k) employer matching contributions that would have been received for the salary continuation period if the executive had made 401(k) contributions at least at the rate that would have entitled the executive to the maximum employer matching contributions permitted under the profit sharing plan.
(f)Represents the value of accelerated vesting of all outstanding performance-based restricted stock units and shares of restricted stock. Amounts determined by multiplying the number of shares for which vesting is accelerated by the closing price of our common stock of $76.80 per share as reported by Nasdaq on March 28, 2024, the last business day of fiscal 2024.

CEO Pay Ratio
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Patrick H. Hawkins, our Chief Executive Officer (our “CEO”). For fiscal 2024, our last completed fiscal year, the annual total compensation of our CEO was $2,616,013 as reported in the Summary Compensation Table above, and the annual total compensation of our median employee was $87,025. This comparison results in a CEO pay ratio of 30 to 1. This pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median employee and determine the annual total compensation of our median employee, the methodology and the material assumptions, adjustments, and estimates that we used are described below.
•We determined that, as of January 15, 2024, our employee population consisted of 918 individuals (including full-time and part-time employees, other than the CEO) working at Hawkins together with our consolidated subsidiaries.
•We annualized the compensation of all employees included in the sample who were hired in 2023 but did not work for us or our consolidated subsidiaries for the entire twelve-month period described below.
•We identified our median employee as of December 31, 2023 based on the total compensation for fiscal 2024, including any cash paid as reflected in our payroll records and other benefits, and all other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above.

Director Compensation for Fiscal 2024
During fiscal 2024, each non-employee director earned an annual cash retainer of $50,000 and an additional cash annual retainer of $8,000 for each committee on which they serve. Supplemental annual cash retainers were earned by our Chair of the Board ($70,000) and the chairs of our Audit Committee ($15,000), Compensation Committee ($10,000) and Governance and Nominating Committee ($7,000).

The Compensation Committee oversees our director compensation grants, under which each director, other than the Chief Executive Officer, receives a grant of restricted stock with a value of $70,000 on the date of our annual meeting of shareholders at which the director is elected or reelected to the Board by our shareholders. The restricted stock vests one year from the date of issuance, subject to acceleration in the event of the director’s death or disability. For service during fiscal 2024, each applicable director was granted 1,521 shares of restricted stock on August 2, 2023, and these shares are scheduled to vest in their entirety on August 2, 2024, one year from their date of issuance.

The following table shows, for each applicable director, information concerning annual compensation earned for services in all capacities during fiscal 2024:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Total ($)
James A. Faulconbridge	73,000	69,966	142,966
Mary J. Schumacher	84,000	69,966	153,966
Jeffrey E. Spethmann	58,000	69,966	127,966
Daniel J. Stauber	—	69,966	69,966
Yi "Faith" Tang	58,000	69,966	127,966
James T. Thompson	136,000	69,966	205,966
Jeffrey L. Wright	89,000	69,966	158,966
(a)On August 2, 2023, each applicable Board member received 1,521 shares of restricted stock as part of his or her retainer pursuant to the 2019 Plan. The amounts shown in this column represent the grant-date fair value of each of the awards computed in accordance with FASB ASC Topic 718. See Note 9, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for fiscal 2024 for a description of our accounting for these awards and the assumptions used in valuing the awards. All of these shares are scheduled to vest in full on August 2, 2024, are eligible to receive dividends paid on our common stock and were the only shares of restricted stock held by each director at the end of our most recently completed fiscal year.

Compensation Committee Interlocks and Insider Participation
All decisions regarding compensation of our executive officers during fiscal 2024 were made by the Compensation Committee of our Board. During fiscal 2024, the following directors served on the Compensation Committee: Mary J. Schumacher, Yi "Faith" Tang, James T. Thompson and Jeffrey L. Wright. None of our executive officers participates in any Board or committee vote setting his or her annual salary or non-equity cash incentive payments. None of the members of the Compensation Committee is a current or former officer or employee of our company, and there were no interlocking relationships, as defined by the SEC, involving our executive officers, our directors, and other entities with which our directors or executive officers are associated.

PAY VERSUS PERFORMANCE

2024 Pay-Versus Performance Table ($)
					Value of Initial Fixed $100 Investment Based on:		(In thousands)
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table for Non-PEO	Average Compensation Actually Paid to Non-PEO NEOs (2)	Total Shareholder Return (3)	Peer Group Total Shareholder Return (3)	Net Income	Income Before Income Taxes (4)
2024	2,616,013	5,167,694	1,060,229	2,069,412	483.32	173.66	75,363	101,145
2023	2,223,409	2,242,510	942,164	973,305	275.81	147.13	60,041	82,582
2022	2,119,465	3,698,401	919,021	1,484,039	283.76	186.02	51,542	69,979
2021	2,157,581	4,405,124	862,226	1,539,781	204.94	181.61	40,980	55,851
(1)The summary compensation table totals for our chief executive officer (the "PEO"), Patrick Hawkins, are adjusted, as indicated in the table below, to arrive at "compensation actually paid to the PEO" each year. Our PEO does not participate in a pension plan; therefore, no adjustment from the summary compensation table total related to pension value was made. The fair value of equity awards was computed in accordance with the Company's methodology used for financial reporting purposes.

Fiscal 2024
Summary Compensation Table total for PEO	$2,616,013
Adjustments to Determine Compensation Actually Paid for PEO:
Deduction for amount reported under "Stock Awards" column in the Summary Compensation Table	(636,944)
Increase for fair value as of end of fiscal year of awards granted during the fiscal year that remain unvested as of fiscal year end	1,704,038
Increase for fair value as of the vesting date of awards granted during the fiscal year that vested during fiscal year	—
Increase (deduction) for difference in fair value from prior fiscal year end to current fiscal year end of awards granted prior to fiscal year that were outstanding and unvested as of year end	1,443,007
Increase (deduction) for difference in fair value from prior fiscal year end to vesting date of awards granted prior to current fiscal year that vested during the year	14,048
Deduction for prior fiscal year end fair value of awards granted prior to current fiscal year that were forfeited during the year	—
Increase for dividends or other earnings paid during the fiscal year prior to vesting date of award	27,532
Compensation Actually Paid to PEO	$5,167,694

(2)The individuals that were non-PEO named executive officers ("NEOs") during each applicable year are Messrs. Oldenkamp, Grahek, Erstad and Lange for fiscal 2024, Messrs. Oldenkamp, Grahek, Erstad and Mangine (Vice President, Industrial) for fiscal 2023, and Messrs. Oldenkamp, Grahek and Erstad and Ms. Rozeboom (Vice President, Health and Nutrition) for fiscal 2022 and 2021. The average summary compensation table totals for non-PEO NEOs are adjusted to arrive at the average compensation actually paid to the non-PEO NEOs each year using the same methodology as described for the PEO and as indicated in the table below. None of our NEOs participate in a pension plan; therefore, no adjustment from the summary compensation table total related to pension value was made. The fair value of equity awards was computed in accordance with the Company's methodology used for financial reporting purposes.

Fiscal 2024
Average Summary Compensation Table total for non-PEO NEOs	$1,060,229
Adjustments to Determine Compensation Actually Paid for non-PEO NEOs:
Deduction for amounts reported under "Stock Awards" column in the Summary Compensation Table	(248,230)
Increase for fair value as of end of fiscal year of awards granted during the fiscal year that remain unvested as of fiscal year end	664,071
Increase for fair value as of the vesting date of awards granted during fiscal year that vested during fiscal year	—
Increase (deduction) for difference in fair value from prior fiscal year end to current fiscal year end of awards granted prior to fiscal year that were outstanding and unvested as of year end	577,957
Increase (deduction) for difference in fair value from prior fiscal year end to vesting date of awards granted prior to current fiscal year that vested during the year	4,358
Deduction for prior fiscal year end fair value of awards granted prior to current fiscal year that were forfeited during the year	—
Increase for dividends or other earnings paid during the fiscal year prior to vesting date of award	11,027
Compensation Actually Paid to non-PEO NEOs	$2,069,412
(3)For each of fiscal 2024, 2023, 2022 and 2021, total shareholder return ("TSR") for the company and the peer group was calculated based on a deemed fixed investment of $100 at market close on March 27, 2020 (the last trading day of fiscal year 2020) through and including the end of the fiscal year for each year reported in the table. Our peer group is the Nasdaq Industrial Index, which is the industry line of business index used to show our performance in our Form 10-K. In our pay versus performance disclosures for 2023, we used the Russell 2000 Index. Pursuant to Securities and Exchange Commission guidance, we have changed the index used for our peer group this year. A comparison of our TSR, the Russell 2000 Index TSR, and the Nasdaq Industrial Index TSR is below:

Total Shareholder Return
Fiscal Year	HWKN	Russell 2000 Index	Nasdaq Industrial Index
2024	$ 483.32	$ 187.68	$ 173.66
2023	$ 275.81	$ 159.23	$ 147.13
2022	$ 283.76	$ 184.73	$ 186.02
2021	$ 204.94	$ 196.25	$ 181.61
(4)Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link compensation actually paid to our NEOs for fiscal 2024 to our company's performance, is income before income taxes.

Pay Versus Performance Relationship Descriptions
The following graphical comparisons provide descriptions of the relationships between certain figures included in the Pay Versus Performance Table for each of fiscal 2024, 2023, 2022 and 2021, including comparisons between (i) the compensation actually paid to the PEO and the average compensation actually paid to our non-PEO NEOs and (ii) each of the following performance measures set forth in the Pay Versus Performance Table - Total Shareholder Return, Net Income and Income before Income Taxes. Income before Income Taxes is the only corporate performance measure that is used to determine incentive plan payouts for our NEOs.

Relationship Between Compensation Actually Paid and Cumulative Total Shareholder Return

5,000,000
4,500,000
4,000,000
3,500,000
3,000,000
2,500,000
2,000,000
1,500,000
1,000,000
500,000
—
Compensation Actually Paid ($)
500.00
450.00
400.00
350.00
300.00
250.00
200.00
150.00
100.00
50.00
TSR ($)
2021
2022
2023
2024
PEO
Average for Non-PEO NEOs
Company TSR
Peer Group TSR (Nasdaq Industrial Index)

Relationship Between Compensation Actually Paid and Net Income
Compensation Actually Paid ($)
5,000,000
4,500,000
4,000,000
3,500,000
3,000,000
2,500,000
2,000,000
1,500,000
1,000,000
500,000
—
80,000
70,000
60,000
50,000
40,000
30,000
20,000
10,000
—
Net Income - In 000's ($) ($)
2021
2022
2023
2024
PEO
Average for Non-PEO NEOs
Net Income

Relationship Between Compensation Actually Paid and Income Before Income Taxes
Compensation Actually Paid ($)
5,000,000
4,500,000
4,000,000
3,500,000
3,000,000
2,500,000
2,000,000
1,500,000
1,000,000
500,000
—
2021
2022
2023
2024
100,000
90,000
80,000
70,000
60,000
50,000
40,000
30,000
20,000
10,000
0
Income Before Income Taxes - In 000's ($)
PEO
Average for Non-PEO NEOs
Income Before Income Taxes

Tabular List of Important Financial Performance Measures

The following tables list the most important financial performance measures we used to link Compensation Actually Paid to the NEOs for fiscal 2024 to our performance.

All NEOs other than Mr. Lange:
Income before income taxes

Mr. Lange:
Income before income taxes
Water Treatment Group operational performance measure (1)
(1) The operational performance measure includes gross profit as a component

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares that may be issued under our 2019 Plan or the Employee Stock Purchase Plan as of March 31, 2024.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column) (b)
Equity compensation plans approved by security holders	70,859	—	1,315,819
Equity compensation plans not approved by security holders	—	—	—
Total	70,859	—	1,315,819
(a)Represents securities available for issuance under the 2019 Plan pursuant to restricted stock unit awards for fiscal 2024. A total of 70,859 shares of restricted stock were issued in settlement of these awards subsequent to the end of fiscal 2024.
(b)Consists of 1,122,799 shares available for future issuance under the 2019 Plan and 193,020 shares available for issuance under the Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERSHIP

The following table contains information as of June 5, 2024 (except as otherwise noted below) concerning the beneficial ownership of our common stock by all directors, the named executive officers, all directors and executive officers as a group and shareholders known by us to beneficially own more than 5% of our common stock. Unless otherwise noted, the address for each shareholder listed below is our principal executive offices.

Name of Beneficial Owner	Number of Shares Beneficially Owned (a)		Percent of Shares
James A. Faulconbridge	38,717	(b)	*
Patrick H. Hawkins	330,309	(c)(d)	1.6%
Mary J. Schumacher	24,587	(e)	*
Jeffrey E. Spethmann	4,321	(e)
Daniel J. Stauber	32,460	(e)	*
Yi "Faith" Tang	6,301	(e)	*
James T. Thompson	36,605	(e)	*
Jeffrey L. Wright	40,605	(e)	*
Richard G. Erstad	66,087	(d)(f)	*
Drew M. Grahek	36,227	(d)(g)	*
Douglas A. Lange	28,991	(d)(h)	*
Jeffrey P. Oldenkamp	89,246	(d)(i)	*
All current executive officers and directors as a group (14 persons)	806,803	(d)(j)	3.8%

BlackRock, Inc.
55 East 52nd Street, New York, NY 10055	3,236,415	(k)	15.4%
The Vanguard Group
100 Vanguard Blvd, Malvern, PA 19355	1,516,717	(l)	7.2%
Hawkins, Inc. Employee Stock Ownership Plan and Trust, et al.	1,038,358	(m)	4.9%
Dimensional Fund Advisors LP
6300 Bee Cave Road, Austin, TX 78746	1,146,643	(n)	5.4%

*    Less than one percent.
(a) Unless otherwise noted, all shares shown are held by shareholders possessing sole voting and investment power with respect to such shares.
(b) Includes 37,196 shares that Mr. Faulconbridge holds jointly with his wife as to which he shares voting and investment power and 1,521 shares of restricted stock, which shares vest and the related restrictions expire on August 2, 2024.
(c) Includes 26,073 shares representing the beneficial interest of Mr. Hawkins in the ESOP, 19,365 shares of restricted stock, which shares vest and the related restrictions expire on March 31, 2025, and 22,188 shares of restricted stock, which shares vest and the related restrictions expire on March 30, 2026.
(d) Excludes outstanding Performance-Based Restricted Stock Unit Awards.
(e) Includes 1,521 shares of restricted stock, which shares vest and the related restrictions expire on August 2, 2024.
(f) Includes 2,448 shares representing the beneficial interest of Mr. Erstad in the ESOP, 6,652 shares of restricted stock, which shares vest and the related restrictions expire on March 31, 2025, and 7,630 shares of restricted stock, which shares vest and the related restrictions expire on March 30, 2026.
(g) Includes 738 shares representing the beneficial interest of Mr. Grahek in the ESOP, 6,705 shares of restricted stock, which shares vest and the related restrictions expire on March 31, 2025, and 7,689 shares of restricted stock, which shares vest and the related restrictions expire on March 30, 2026.
(h)    Includes 589 shares representing the beneficial interest of Mr. Lange in the ESOP, 6,141 shares of restricted stock, which shares vest and the related restrictions expire on March 31, 2025, and 7,042 shares of restricted stock, which shares vest and the related restrictions expire on March 30, 2026.

(i) Includes 1,329 shares representing the beneficial interest of Mr. Oldenkamp in the ESOP, 10,674 shares of restricted stock, which shares vest and the related restrictions expire on March 31, 2025, and 12,226 shares of restricted stock, which shares vest and the related restrictions expire on March 30, 2026.
(j) Includes 40,957 shares representing the beneficial interest of the officers as of June 5, 2024 in the ESOP.
(k) Based on Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 22, 2024, reflecting securities beneficially owned as of December 31, 2023. BlackRock, Inc. reported sole voting power with respect to 3,201,950 shares, sole dispositive power with respect to all of the shares, shared voting power with respect to none of the shares and shared dispositive power with respect to none of the shares.
(l) Based on Schedule 13G/A filed with the SEC by The Vanguard Group on February 13, 2024, reflecting securities beneficially owned as of December 31, 2023. The Vanguard Group reported sole voting power with respect to none of the shares, sole dispositive power with respect to 1,462,800 of the shares, shared voting power with respect to 36,070 of the shares and shared dispositive power with respect to 53,917 of the shares.
(m) Represents shares held in the ESOP. Matrix Trust Company is the trustee for the ESOP. The ESOP allows plan participants to direct voting of shares allocated to their plan accounts and all shares held by the ESOP are allocated to plan participant accounts. Under the applicable trust agreement, the trustee is to vote shares with respect to which no voting instructions are received from plan participants in proportion to the shares voted by plan participants who do submit voting instructions. As a result, the Trustee may theoretically be deemed to share, at least temporarily, voting power for shares reported. The Trustee also has limited dispositive power with respect to all such shares, reflecting a requirement that the assets of the ESOP must primarily consist of shares of our common stock. The trustee disclaims beneficial ownership of the shares attributed to it in its capacity as trustee of the ESOP.
(n) Based on Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 9, 2024, reflecting securities beneficially owned as of December 31, 2023. Dimensional Fund Advisors LP reported sole voting power with respect to 1,108,101 shares, sole dispositive power with respect to all of the shares, shared voting power with respect to none of the shares and shared dispositive power with respect to none of the shares..

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Executive officers, directors and persons who beneficially own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports filed electronically with the SEC and/or written representations from our executive officers and directors, all Section 16(a) filing requirements applicable to our executive officers and directors have been satisfied.

RELATED PARTY TRANSACTIONS
We employ the following relatives of our executive officers: Angela Wagamon (sister of Patrick H. Hawkins, our Chief Executive Officer) and Macy Pollgreen (daughter of Shirley A. Rozeboom, our Vice President - Health and Nutrition). Including retirement plan contributions and bonuses, each employee earned in excess of $120,000 in fiscal 2024.
Stauber Performance Ingredients, Inc., our wholly-owned subsidiary, leases its corporate office building and warehouse in Fullerton, California from an entity that is partially owned by Daniel J. Stauber, Chief Brand Officer of our Health and Nutrition Group and one of our Board members. The amount of rent expense paid in fiscal 2024 totaled $0.6 million, of which approximately $80,000 was attributable to Mr. Stauber.
These transactions were reviewed and ratified in advance by the Audit Committee.
The Audit Committee Charter provides that the Audit Committee is responsible for approving all related party transactions. The Audit Committee reviews and ratifies all transactions involving our company and any director, nominee for director, executive officer, other employee or family member thereof on a quarterly basis. It is our intention that these transactions will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

PROPOSAL THREE — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, and Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the company is seeking a non-binding advisory vote from its shareholders to approve the compensation of our named executive officers as described in this proxy statement under “Executive Compensation” and “Compensation Discussion and Analysis.”

This proposal gives our shareholders the opportunity to express their views on the compensation provided to our named executive officers. Because your vote is advisory, it will not be binding upon the company. However, the Compensation Committee will take into account the outcome of the vote when making future named executive officer compensation decisions.

Our executive compensation program for our named executive officers has been designed to attract and retain executives who will lead our company to achieve long-term success and growth in shareholder value. Consistent with that goal, our named executive officer compensation is based on company, business unit and individual performance and the alignment of the interests of our named executive officers with those of our shareholders and is used to encourage our named executive officers to stay with the company. Our program currently includes a mix of compensation elements that rewards current results as well as motivates long-term performance through an appropriate balance of base pay and performance-based variable compensation. To incent appropriate performance, our performance-based variable compensation consists of a short-term variable pay component that rewards executives for both current business results as well as personal performance, and a long-term incentive plan that motivates long-term performance and aligns business results with the interests of our shareholders.

At our August 2023 annual meeting of shareholders, approximately 94% of the advisory votes cast “for” or “against” the corresponding proposal were cast in support of the compensation of our named executive officers. The Compensation Committee and the other members of our Board believe that this vote reflected our shareholders’ strong support of the compensation decisions made by the Committee for our named executive officers for fiscal 2023. Based on these results, the Committee concluded that our named executive officer compensation program achieved the goals of our compensation philosophy and, therefore, reaffirmed the elements of our named executive officer compensation program for fiscal 2024.

We are presenting this proposal, which gives you as a shareholder the opportunity to approve our named executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, that the shareholders approve the compensation of the company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this proxy statement.

OUR BOARD BELIEVES THAT THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE “FOR” THIS PROPOSAL THREE.

OTHER MATTERS
Our management does not know of any other business that will be presented for consideration at the Annual Meeting. If, however, any other business does properly come before the Annual Meeting, proxies will be voted in accordance with the judgment of the person or persons acting under them as to what is in the best interests of our company.

PROPOSALS BY SHAREHOLDERS
In order for a shareholder proposal (other than director nominations) to be considered for inclusion in our proxy statement for next year’s annual meeting of shareholders, the written proposal must be received by us at our principal executive offices no later than February 20, 2025. Any such proposals also must comply with all applicable requirements of Minnesota law and the rules and regulations of the SEC regarding shareholder proposals. In order for any other shareholder proposal (including a director nomination) to be properly brought before next year’s annual meeting of shareholders, we must receive a written notice at our principal executive offices no later than May 2, 2025, in conformance with our By-Laws. The persons named as proxies by us for that meeting will have discretionary authority to vote on any shareholder proposal for which such notice is not properly received by us and as otherwise permitted pursuant to the SEC’s rules and regulations regarding the voting of proxies. Any director nominations made by shareholders also must comply with the relevant provisions set forth in Article II of our By-Laws, as described under the Nominating Process section above. A copy of our By-Laws has been filed with the SEC and is available on the SEC’s website (www.sec.gov) or may be obtained by sending a written request to our Secretary at our principal executive offices.

In addition to satisfying the foregoing requirements under our By-Laws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than June 2, 2025.

FORM 10-K
Our Annual Report on Form 10-K for fiscal 2024, including financial statements, is being furnished with this proxy statement. Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K for fiscal 2024 may do so without charge by writing to: Hawkins, Inc., 2381 Rosegate, Roseville, Minnesota 55113, Attention: Secretary. Our Annual Report on Form 10-K, as well as other company reports, are also available on the SEC’s website (www.sec.gov).

HOUSEHOLDING
We have adopted a procedure approved by the SEC called “householding,” by which certain shareholders who have the same address and appear to be members of the same family receive only one copy of our annual report and proxy statement. Each shareholder participating in householding continues to receive a separate proxy card. Householding reduces both the environmental impact of our annual meetings and our mailing and printing expenses.

If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will promptly deliver the notice of internet availability or proxy materials to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

HAWKINS, INC.
2381 ROSEGATE
ROSEVILLE, MN 55113

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on July 30, 2024 for shares held directly and by 11:59 p.m. Eastern Time on July 27, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HWKN2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on July 30, 2024 for shares held directly and by 11:59 p.m. Eastern Time on July 27, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V53125-P14932

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HAWKINS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) James A. Faulconbridge
02) Patrick H. Hawkins
03) Yi "Faith" Tang
04) Mary J. Schumacher
05) Daniel J. Stauber
06) James T. Thompson
07) Jeffrey L. Wright
08) Jeffrey E. Spethmann

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
3. Non-binding advisory vote to approve executive compensation ("say-on-pay").	☐	☐	☐

NOTE: If any other matters properly come before the meeting or any adjournment thereof calling for a vote of shareholders, then the shares represented by this proxy will be voted by the persons named herein in accordance with their best judgment.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

V53126-P14932

HAWKINS, INC.
Annual Meeting of Shareholders
2381 Rosegate
Roseville, MN 55113

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ON JULY 31, 2024. The shares of stock you hold in the account or in a delivered reinvestment account will be voted as you specify on the reverse side. By signing this proxy, you revoke all prior proxies and appoint Patrick H. Hawkins, Jeffrey P. Oldenkamp and Richard G. Erstad, and each of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

See reverse side for Voting Instructions